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Milena Alberti-Perez Joins Allurion Board of Directors as Audit Committee Chair

NATICK, MA – March 12, 2024 – Allurion Technologies, Inc. (NYSE: ALUR), a company dedicated to ending obesity, today announced the appointment of its newest board member and Audit Committee Chair, Milena Alberti-Perez, effective as of March 11, 2024.

"Milena joins the Allurion board during an exciting time in the company’s history and is a proven and dynamic leader, with deep experience as an operator and board member," said Dr. Shantanu Gaur, Allurion Founder and CEO. "Her perspective and guidance will be invaluable as Allurion furthers its mission to treat the one billion people around the world with obesity.”

Ms. Alberti-Perez previously served as Chief Financial Officer at Getty Images (NYSE: GETY) and CFO at Penguin Random House where she oversaw a global business generating over $3 billion in annual sales. She currently serves as Chair of the Audit Committee at Digimarc Corporation (Nasdaq: DMRC) and Chair of the Finance Committee and member of the Audit Committee at Pitney Bowes (NASDAQ: PBI)

“I am thrilled to join Allurion at a pivotal stage of its journey as a public company,” said Ms. Alberti-Perez. “I am looking forward to working with my fellow board members and the company’s management team as Allurion embarks on setting a new standard for a best-in-class weight loss experience.”

Ms. Alberti-Perez holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan, whether it is gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Global Media
 Cedric Damour
 PR Manager
 +33 7 84 21 02 20
cdamour@allurion.com

Investor Contact
Mike Cavanaugh, Investor Relations
 ICR Westwicke
 (617) 877-9641
mike.cavanaugh@westwicke.com